UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/19/2011

VMware, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33622

Delaware	94-3292913
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3401 Hillview Avenue, Palo Alto, CA 94304
(Address of principal executive offices, including zip code)

(650) 427-5000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On May 19, 2011, VMware, Inc. ("VMware") delivered an approval notice to evidence its commitment to proceed with the purchase from Roche Palo Alto LLC ("Seller") of the Seller's interest in a ground lease (the "Ground Lease") covering the property and improvements located on 3431 Hillview Avenue, Palo Alto, California (the "Property") pursuant to a Purchase and Sale Agreement, dated as of March 16, 2011, between Seller and VMware (the "Purchase Agreement"). Prior to delivering the approval notice, VMware had the right, in its sole discretion, to elect whether or not to proceed with the transaction. Effective with the delivery of the approval notice and subject to the satisfaction of certain closing conditions, VMware has agreed to purchase from Seller all of its right, title and interest in and to the Property and the Ground Lease. The Property contains approximately 70 acres of land and approximately one million square feet of improvements and is adjacent to VMware's current corporate headquarters at 3401 Hillview Avenue. The purchase price for the Property is $225 million, of which $45 million has been deposited in escrow and is generally non-refundable. VMware will pay the balance of the purchase price at closing, which is currently expected to occur in June 2011, subject to satisfaction of closing conditions and execution of certain ancillary agreements. $10 million of the purchase price will remain in escrow post-closing to secure obligations of Seller.

As part of the purchase of the Property, VMware has agreed to assume Seller's rights and obligations under the Ground Lease. Concurrent with the closing of the transaction with Seller, VMware will enter into an Amended and Restated Ground Lease with the lessor, The Board of Trustees of the Leland Stanford Junior University ("Stanford"). The term of the Amended and Restated Ground Lease will be for 34 years and 11 months from the closing of the Purchase Agreement. Annual rent payments to Stanford under the Amended and Restated Ground Lease will initially be approximately $6.8 million, and will increase by 3% each year. VMware is also responsible for paying all taxes, insurance and other expenses necessary to operate the Property. Additional rent of approximately $1.1 million per year will become payable in connection with the effectiveness of a right to construct additional improvements on the Property currently expected in 2014. Such additional rent would subsequently increase by 2% each year.

Concurrent with the amendment and restatement of the Ground Lease for the Property, VMware and Stanford will also amend the ground lease for VMware's existing headquarters at 3401 Hillview Avenue, Palo Alto, California, to reduce the term of such lease to correspond with the term of the Ground Lease, so that both leases will expire in 2046.

Item 5.07.    Submission of Matters to a Vote of Security Holders

On May 19, 2011, the sole Class B common stockholder of VMware, EMC Corporation, authorized VMware's acquisition of Seller's interest in the Ground Lease pursuant to the Purchase Agreement in accordance with VMware's Amended and Restated Certificate of Incorporation, through an action by written consent pursuant to Section 228 of the Delaware General Corporation Law.

Forward-Looking Statements

This Form 8-K contains forward-looking statements including, among other things, statements regarding the expected closing of the Purchase Agreement, the amendments of the Ground Lease and the ground lease for the site of VMware's headquarters and expected future rent payments. These forward-looking statements are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to the satisfaction of closing conditions to the Purchase Agreement and the amendments to the leases, as well as other risks detailed in documents filed with the Securities and Exchange Commission, including our most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that we may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VMware, Inc.

Date: May 25, 2011	By:	/s/ S. Dawn Smith
S. Dawn Smith
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary